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                                 EXHIBIT 99.1
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               CHOICE REVISES 2/ND/ QUARTER '01 ESTIMATE UPWARD

          SILVER SPRING, Md. (July 12, 2001) - Choice Hotels International, Inc., (NYSE:CHH) today announced that the company should exceed by three cents the second quarter consensus estimate of recurring diluted EPS of $0.29.

The company said that it expects to report recurring diluted EPS of $0.32, excluding certain non-cash charges for equity losses from its investment in Friendly Hotels plc and a write-off of certain deferred financing fees associated with its recently refinanced credit facility. These non-cash charges should result in diluted EPS of approximately $0.29

          "Our basic franchising business model continues to be less sensitive to industry fluctuations in RevPAR, which better positions Choice for economic cycles," said Charles A. Ledsinger, Jr., president and chief executive officer. "Despite softness in revenue per available room, our strong second quarter earnings will be driven in part by steady initial franchising and relicensing fees, and accretive share repurchases."

          The company is scheduled to release its second quarter earnings report after the close of trading on Monday, July 23. Choice will conduct a conference call to discuss second quarter results on Tuesday, July 24, at 9 a.m. Eastern time. The call-in number to listen to the call is 1-800-450-0819. The conference call also will be Webcast simultaneously via the company's Web site, www.choicehotels.com.

          Choice Hotels International is the second largest hotel franchisor in the world with 4,390 hotels open, representing 349,994 rooms, and another 684 hotels under development,

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representing 59,230 rooms, in 43 countries, as of March 31, 2001. Its Comfort,
Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites brands serve guests worldwide.

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     Certain matters discussed in this press release may constitute forward-
looking statements within the meaning of the federal securities law. Such statements are based on management's beliefs, assumptions and expectations, which in turn are based on information currently available to management.
Actual performance and results could differ from those expressed in or contemplated by the forward-looking statements due to a number of risks, uncertainties and other factors, many of which are beyond Choice's ability to predict or control. For further information on factors that could impact Choice and the statements contained therein, we refer you to the filings made by Choice with the Securities and Exchange Commission, including its registration statement on Form S-4 and report on Form 10-Q for the period ended June 30, 1999.

     Additional corporate information may be found on the Choice Hotels'Internet site, which may be accessed at www.choicehotels.com

  Comfort, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn, MainStay Suites and ChoiceBuys.com are registered trademarks and service marks of Choice Hotels International, Inc.


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